UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2007

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

UGI Corporation (the "Company") has agreed to pay an annual salary and provide certain other benefits to Mr. Peter Kelly in connection with his service commencing September 4, 2007 as Vice President-Finance and Chief Financial Officer of the Company. A description of the employment arrangement is set forth in Item 5.02 below and is being filed as Exhibit 10.1 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2007, the Company announced that, effective September 4, 2007, Peter Kelly, age 50, will serve as Vice President-Finance and Chief Financial Officer of the Company, replacing Anthony J. Mendicino, Senior Vice President-Finance and Chief Financial Officer of the Company, who will retire effective July 1, 2007. During the interim period of July 1, 2007 through September 3, 2007, John L. Walsh, President and Chief Operating Officer of the Company, will also serve as the principal financial officer of the Company.

Previously, Mr. Kelly was the Executive Vice President and Chief Financial Officer of Agere Systems, Inc., a global manufacturer of semiconductors, a position in which he served from 2005 to 2007. Mr. Kelly previously served as Executive Vice President-Global Operations for Agere Systems, Inc. between 2001 and 2005. Mr. Kelly currently serves on the board of directors and audit committee of Plexus Corp., an electronics manufacturing services company.

Mr. Kelly's annual base salary will be $400,036 and he will participate in the Company's annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, will be 75%, prorated for fiscal year 2007 based on his date of hire and, for 2007, will not be subject to leverage based on achievement of financial results. Beginning in fiscal year 2008, Mr. Kelly's maximum annual bonus based on a target of 75% of base salary and achievement of business and financial goals will be approximately 173% of his base salary.

Mr. Kelly will participate in the Company's long-term compensation plan, the Amended and Restated 2004 Omnibus Equity Compensation Plan ("2004 Plan"). Management will recommend that the Board of Directors approve awards to Mr. Kelly under the 2004 Plan to be effective September 4, 2007 as follows:

1) an initial award of 20,000 stock units with dividend equivalents, with a two-year vesting period;
2) a transition award of 50,000 stock options, with a ten-year term which will vest in equal thirds over a three-year period beginning on the date of grant and an option price equal to the fair market value of a share of the Company's common stock on the date of grant; and
3) a transition award of 15,000 performance units with dividend equivalents; 5,000 of these performance units may be earned at the end of the 2006-2008 measurement period based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2008, and 10,000 of these performance units may be earned at the end of the 2007-2009 measurement period based on the Company's TSR relative to the TSR of the companies in the S&P Utilities Index for the three-year period ending December 31, 2009.

Pursuant to a change in control agreement, the Company will provide Mr. Kelly with cash benefits ("Benefits") if there is a termination of his employment without cause at any time within two years following a change in control of the Company. Upon a change in control, the benefits payable to Mr. Kelly will be equal to the greater of the Benefits payable under his change in control agreement and those payable under the Senior Executive Employee Severance Pay Plan ("Severance Plan") described below. Following a change of control, Mr. Kelly may elect to terminate his employment without loss of Benefits in certain situations, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; or excessive travel requirements. Benefits under this arrangement will be equal to three times his base salary and annual bonus. Mr. Kelly will also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, health and welfare benefits (or cash in lieu of benefits) will be provided for three years and his benefit under the Company's Supplemental Executive Retirement Plan ("SERP") will be calculated as if he had continued in employment for three years. The Benefits are subject to a "conditional gross up" for excise and related taxes in the event they would constitute "excess parachute payments," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110% threshold, Mr. Kelly’s Benefits will be reduced to the extent necessary to avoid imposition of the excise tax on "excise parachute payments."

Mr. Kelly will participate in the Company's benefit plans, including the SERP and the Severance Plan. The SERP provides benefits which would have been payable from the Company's qualified employee savings plan and retirement income plan, absent statutory maximums applicable to those qualified retirement plans. Under the Severance Plan, benefits are payable to Mr. Kelly if his employment is involuntarily terminated for any reason other than for cause or as a result of his death or disability. The Severance Plan provides for cash payments equal to Mr. Kelly’s compensation for a period of time ranging from six months to eighteen months depending on his length of service. In addition, Mr. Kelly will receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. However, if his termination occurs in the last two months of the fiscal year, the Company’s Chief Executive Officer has the discretion to determine whether Mr. Kelly will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, had Mr. Kelly’s entire bonus been contingent on meeting the Company’s financial performance goal.

Certain employee benefits are continued under the Severance Plan for a period of up to eighteen months. The Severance Plan also provides for out-placement services for a period of twelve months following a participant’s termination of employment. Mr. Kelly is also entitled to receive tax preparation services for his final year of employment. The Company has the option to pay Mr. Kelly the cash equivalent of those employee benefits. Provided that at the time of termination of Mr. Kelly’s employment he is eligible to retire, all payments under the Severance Plan can be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to Mr. Kelly after the termination of employment.

In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Kelly is required to execute a release which discharges the Company and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program or contract binding on the Company or its subsidiaries. The Severance Plan also requires Mr. Kelly to ratify a post-employment activities agreement and to cooperate in attending to matters pending at the time of his termination.

In addition to the benefits set forth above, the employee savings plan and retirement income plan are generally available to all employees. Mr. Kelly is also eligible for executive perquisites including tax preparation services and participation in the executive health maintenance program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Description of oral employment at-will arrangement between UGI Corporation and Mr. Peter Kelly.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

June 21, 2007	By:	Margaret M. Calabrese

Name: Margaret M. Calabrese
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Description of oral employment at-will arrangement between UGI Corporation and Mr. Peter Kelly